Exhibit 2.5
PURCHASE AGREEMENT
     THIS PURCHASE AGREEMENT (the “Agreement”) dated this ___day of March, 2006 (the “Effective Date”), is entered into by and between CHS Inc. (“Buyer”) and United Bio Energy, LLC (“Seller”).
RECITALS
     WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller a fifty percent (50%) membership interest in United Bio Energy Fuels, LLC (the “Company”) to be represented by 500 units in said limited liability company on the terms and conditions set forth herein.
     NOW THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Seller and Buyer hereby agree as follows:
     1. Purchase and Sale of Membership Interest. On the terms and subject to the conditions of this Agreement, Seller hereby agrees to sell, transfer and deliver to Buyer, and Buyer hereby agrees to purchase from Seller all of Seller’s right, title and interest in 50% of Seller’s membership interest in the Company (the “Membership Interest”) such that subsequent to the purchase, Buyer and Seller will each hold 50% of the membership interest in the Company, in exchange for the Purchase Price, as defined below.
     2. Operating Agreement. Seller and Buyer acknowledge and agree that the Operating Agreement of the Company dated January 1, 2004 (the “Operating Agreement”) is amended and restated effective as of the Effective Date by the Amended and Restated Operating Agreement attached hereto and incorporated herein as Exhibit A (the “Amended Operating Agreement”). By execution of this Agreement, Buyer hereby consents and agrees to the admission of Seller as a member, the transfer of membership units to Seller and the amendment and restatement of the Operating Agreement by the Amended Operating Agreement and all other approvals or consents necessary or convenient to allow for the consummation of the transactions contemplated by this Agreement. Seller and Buyer acknowledge and agree that the Amended Operating Agreement replaces, in its entirety, the Operating Agreement, and any amendments, exhibits or schedules thereto. The parties agree to execute and deliver a counterpart signature page to the Amended Operating Agreement concurrently with the execution and delivery of this Agreement.
     3. Purchase Price.
     (a) Seller shall deliver to Buyer on the Effective Date a pro forma balance sheet of the Company as of the day preceding the Effective Date, which shall be attached hereto and incorporated herein as Exhibit B. Within thirty (30) days from the Effective Date, Seller shall deliver to Buyer, a final balance sheet prepared in accordance with generally accepted accounting principles (the “Final Balance Sheet”). Net Worth is defined as the “Members’ Equity” of the Company as stated in the Final Balance Sheet. If the amount of the Net Worth set forth in the Final Balance Sheet is less than $1,428,000, then the Purchase Price shall be reduced by the amount of such excess as provided in Section 3(b)(i).

     (b) The purchase price for the Membership Interest shall be:
(i)	Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00) less 50% of the difference between the Net Worth of the Company set forth in the Final Balance Sheet and One Million Four Hundred Twenty Eight Thousand and 00/100 Dollars ($1,428,000.00); and

(ii)	Buyer agrees to assign to the Company as of the Effective Date the contracts listed in the attached Exhibit C (the “Contracts”).
     (c) Buyer shall pay Seller the cash portion of the Purchase Price by delivery of a wire transfer to an account designated by Seller or by delivery of a cashiers check payable to Seller on the Effective Date.
     4. Adjustment Loss Reimbursement.
     (a) Within 10 days of the realization of an Adjustment Loss, as defined below, Seller shall reimburse the Company 100% of such Adjustment Loss in cash; provided that following the Effective Date, Buyer shall cooperate with Seller and use commercially reasonable efforts to mitigate the extent of any Adjustment Loss and liability associated therewith.
     (b) For the purposes of this Agreement, an Adjustment Loss shall be any liability, loss, damage, obligation or expense, including attorneys’ fees and costs and any other expenses whatsoever, arising out of the compromise, settlement, litigation or liquidation of any claim related to or in connection with (i) Amaizing Energy, LLC; (ii) North Country Ethanol, LLC; or (iii) any contracts of the Company entered into prior to the Effective Date if Seller has knowledge of potential Losses relating to such contracts prior to December 31, 2006.
     5. Accounts Receivable Adjustment. For a 90-day period from the Effective Date, Company shall attempt to collect, in full, any accounts receivable of the Company outstanding as of the Effective Date (the “Accounts Receivable”). A list of the Accounts Receivable is attached hereto and incorporated herein as Exhibit D. For any Accounts Receivable that remain outstanding upon the expiration of the 90-day period, Seller shall pay to Buyer an amount equal to fifty percent (50%) of the then-current total outstanding amount of such Accounts Receivable. Such payment shall be made within 10 days from the expiration date of the 90-day period. If any such Accounts Receivable are subsequently collected by the Company, Buyer shall, within 10 days after collection, remit to Seller the amount paid by Seller to Buyer with respect to such Accounts Receivable pursuant to this paragraph.
     6. Seller’s Representations and Warranties.
     (a) Seller represents and warrants that, immediately prior to the Effective Date, the sole member of the Company is Seller and Seller is the holder of record of all of the Company’s issued and outstanding membership interests. Seller represents and warrants that the Membership Interest will be transferred to Buyer free and clear of all claims, restrictions, security interests, liens and encumbrances of any kind. Seller represents and warrants that Seller has the right to sell and convey the Membership Interest to Buyer and Seller agrees to warrant and defend the sale of the Membership Interest to Buyer against any and all persons who claim title to the Membership Interest.
     (b) The execution, delivery and performance by Seller of this Agreement and the Operating Agreement and other agreements, documents and instruments contemplated hereby, the consummation of the transactions contemplated hereby or thereby, and the performance or observance by Seller of any of the terms or conditions hereof or thereof, will not (a) conflict with, or result in a breach or violation of the terms or conditions of, or constitute a default under, or result in the creation of any lien on any of Seller’s assets pursuant to the constituting documents of Seller, any award of any arbitrator, or any material indenture, contract or agreement (including any agreement with Seller’s members), instrument, order, judgment, decree, statute, law, rule or regulation to which the Company or its assets is subject; or (b) require of Seller any filing or registration with, or any consent or approval of, any federal, state or local governmental agency or authority.
     (c) Seller has made available to Buyer complete and correct copies of all written contracts of the Company, together with all amendments thereto, and accurate descriptions of all material terms of all oral contracts of the Company.
     (d) Each agreement of the Company is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and to judicial limitations on the enforcement of the remedy of specific performance and other equitable remedies. Except for any agreement with Amaizing Energy, LLC or North Country Ethanol, LLC, there does not exist under any contract of the Company any event of default or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder on the part of the Company. No consent of any third party is required under any contract of the Company as a result of or in connection with, and the enforceability of any contract of the Company will not be affected in any manner by, the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except as described in Section 8(a).
     (e) The Company has not made an election to be treated as an association under regulation §301.7701-3 and is disregarded as an entity separate from its owner for tax purposes.
     (f) Seller has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby have been duly authorized by Seller and its sole member, US BioEnergy Corporation, and no other proceeding on the part of Seller is necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and to judicial limitations on the enforcement of the remedy of specific performance and other equitable remedies.
     7. Buyer’s Representations and Warranties.
     (a) The execution, delivery and performance by Buyer of this Agreement and the Operating Agreement and other agreements, documents and instruments contemplated hereby, the consummation of the transactions contemplated hereby or thereby, and the performance or observance by Buyer of any of the terms or conditions hereof or thereof, will not (a) conflict with, or result in a breach or violation of the terms or conditions of, or constitute a default under, or result in the creation of any lien on any of Buyer’s assets pursuant to the constituting documents of Buyer, any award of any arbitrator, or any material indenture, contract or agreement, instrument, order, judgment, decree, statute, law, rule or regulation to which the Company or its assets is subject; or (b) require of Buyer any filing or registration with, or any consent or approval of, any federal, state or local governmental agency or authority.
     (b) Buyer has made available to Seller complete and correct copies of all written Contracts, together with all amendments thereto, and accurate descriptions of all material terms of all oral Contracts.
     (c) All Contracts are in full force and effect and enforceable against each party thereto. There does not exist under any Contract any event of default or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder on the part of Buyer.
     (d) Buyer has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by Buyer’s Board of Directors, and no other proceeding on the part of Buyer is necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and to judicial limitations on the enforcement of the remedy of specific performance and other equitable remedies.
     8. Buyer’s Conditions to Closing. The obligations of Buyer to consummate the transactions provided for hereby are subject, in the discretion of Buyer, to the satisfaction, on or prior to the Effective Date, of each of the following conditions:
     (a) Consents. All consents to the approval of this Agreement and the transactions contemplated hereby shall have been obtained, which shall include but is not limited to: (a) the sole member of Seller, US BioEnergy Corporation; (b) AgStar Financial Services, PCA under that certain Master Loan Agreement Dated November 15, 2005 by and between US Bio Albert City, LLC and AgStar Financial Services, PCA and (c) LaSalle Business Credit, LLC under that certain Loan and Security Agreement dated November 4, 2004 between LaSalle Business Credit, LLC, the Company, and United Bio Energy Ingredients, LLC, as subsequently amended and as last amended by that certain Fourth Amendment to Loan and Security Agreement dated November 16, 2005. All permits and waivers, and all regulatory or other approvals, necessary to the consummation of the transactions contemplated hereby (including, without limitation, all required consents of persons or third parties) shall have been obtained.
     (b) No Proceedings or Litigation. No action by any governmental agency or other person shall have been instituted or threatened against the Company seeking to restrain, change, prevent the transaction contemplated hereby or question the validity or legality of the transactions contemplated hereby or seeking damages in connection with the same.
     (c) Marketing Agreement. On or prior to the Effective Date, Seller shall deliver to Buyer the Marketing Agreement, attached as Exhibit E, executed by US BioEnergy Corporation.
     (d) Management Agreement. On or prior to the Effective Date, Seller shall execute and deliver to Buyer the Management Agreement, attached as Exhibit F.
     (e) Assignments. The following agreements shall be properly assigned to the Company, along with any necessary consents to the assignment: (i) Ethanol Marketing Agreement dated July 7, 2003 by and between U.S. Energy Partners, LLC and ICM Marketing, Inc.; (ii) Marketing Agreement dated December 9, 2003 by and between Big River Resources, LLC, ICM Marketing, Inc. and ICM Risk Management, Inc. and (iii) all rail car leases being used in the Company’s business.
     9. Seller’s Condition to Closing. The obligations of Seller to consummate the transactions provided for hereby are subject, in the discretion of Seller, to the satisfaction, on or prior to the Effective Date, of receipt of all consents of any third party required under any Contract as a result of or in connection with, the execution, delivery and performance of this Agreement, including the assignments by Seller of the Contracts to the Company.
     10. Indemnification.
     (a) Seller agrees to defend, indemnify and hold harmless Buyer and its directors, officers, employees, agents, affiliates and attorneys against all damages (including personal injuries and property damages), claims, liabilities, losses and expenses, including, without limitation, litigation costs and fees of attorneys and other professionals (“Losses”), arising out of, resulting from or in connection with any and all breach of representation, warranty, covenant or undertaking by Seller hereunder; and
     (b) Seller agrees to defend, indemnify and hold harmless the Company against any Adjustment Loss.
     11. Survival. The representations, warranties, covenants and agreements of Seller and Buyer contained herein shall survive the Effective Date.

     12. Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other parties, which consent may be withheld or provided in the sole discretion of each such party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other person shall have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise.
     13. Entire Agreement; Amendments and Waivers. This Agreement, together with all exhibits, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.
     14. Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

CHS INC.

By:	/s/ DONALD W. OLSON

Name:

Title:

UNITED BIO ENERGY, LLC

By:	/s/ BRIAN D. THOME

Name: Brian D. Thome
Title: President

Index of Exhibits and Schedules*

Exhibits

Exhibit A	–	Amended and Restated Operating Agreement
Exhibit B	–	Closing Balance Sheet
Exhibit C	–	CHS Contracts
Exhibit D	–	Accounts Receivable
Exhibit E	–	Marketing Agreement
Exhibit F	–	Management Agreement
Schedules
None

*	Exhibits and Schedules to the Transaction Agreement are not being filed herewith. The Registrant undertakes to furnish supplementally a copy of any omitted exhibit or schedule to the Commission upon request, pursuant to Item 601(b)(2) of Regulation S-K.